Exhibit 10.2

FORM OF 2009 RALCORP HOLDINGS, INC.
NON-CEO RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (“Agreement”), dated ________ __, 2009, evidences an award of restricted stock units made by Ralcorp Holdings, Inc. (“Company”), to [  ] (“Executive”), each of which represents the right to receive on settlement one (1) share of Company common stock, $.01 par value, (“Common Stock”), subject to all terms and conditions herein.

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to grant Executive the restricted stock units, as provided in this Agreement and subject to all terms and conditions herein;

NOW THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, the Company and Executive agree as follows:

1.           Grant of Restricted Stock Units.  The Company hereby grants to Executive [  ] restricted stock units (“Award”) on _________ ___, 2009 (“Date of Grant”), subject to the terms and conditions as set forth below.  Each such restricted stock unit (“Unit”) is a bookkeeping entry that represents the right to receive on a date determined in accordance with this Agreement one share of Common Stock, subject to the risk of cancellation and forfeiture as described herein.  This Award is made under and subject to the terms of the Amended and Restated 2007 Ralcorp Incentive Stock Plan (“Plan”), which is incorporated herein by reference.  Capitalized terms defined in the Plan but not defined in this Agreement shall have the meanings given to them in the Plan.

2.           Vesting of Restricted Stock Units.

a.           The Units shall become one hundred percent (100%) vested and nonforfeitable (i) on December 31, 2013 (“Vesting Date”), provided that Executive remains continuously employed with the Company through the Vesting Date and further provided that attainment of the following performance target (“Performance Target”) is achieved: The compounded annual growth in the Company’s earnings per share over the course of fiscal years 2010 and 2011 of no less than 10%.  Notwithstanding the foregoing, the units shall become one hundred percent (100%) vested and nonforfeitable on the date of: (i) involuntary termination of employment by the Company without Cause after the Performance Targets is achieved, (ii) death, (iii) Disability, or (iv) Change of Control, provided that Executive remains continuously employed with the Company through the date any such event occurs and further provided that such event occurs before December 31, 2013.

In the event that the Units have not vested on or before December 31, 2013, Executive shall forfeit all Units which are not vested as of December 31, 2013, and Executive shall not be entitled to any payment or other consideration hereunder.

3.           Termination of Employment.  In the event that Executive’s employment terminates for any reason or no reason, with or without cause, voluntarily or involuntarily, Executive shall forfeit all Units which are not, as of the time of such termination, vested, and Executive shall not be entitled to any payment or other consideration with respect thereto; provided, however, that on the termination of Executive’s employment prior to December 31, 2013 due to involuntary termination by the Company without Cause after the Performance Targets is achieved (and only if such Performance Target is so achieved) or death, the Units hereunder shall vest immediately on the date of such death or involuntary termination without Cause.

4.           Settlement of the Restricted Stock Units.

a.           Subject to the terms and conditions of this Agreement, the Company shall issue to Executive (or, in the event of death, the person designated under the Plan in such event) the number of shares of Common Stock that is equal to the number of vested Units on the first business day which is more than six months following the date of Executive’s termination of employment.  For this purpose, a termination of employment will be determined in a manner consistent with Section 409A of the Code, and the regulations and guidance thereunder.

b.           The grant of the Units and issuance of shares of Common Stock upon settlement of the Units shall be subject to and in compliance with all applicable requirements of federal, state, and foreign law with respect to such securities.  No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company to be necessary to the lawful issuance of any shares subject to the Units shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the Units, the Company may require Executive to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

c.           Shares issued in settlement of the Units shall be registered in the name of Executive.  Such shares may be issued either in certificated or book entry form.  In either event, the certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.

d.           The Company shall not be required to issue fractional shares upon the settlement of the Units.

e.           As of each dividend payment date for each cash dividend on the Common Stock, the Company shall award Executive additional restricted stock units, which shall be subject to the same terms and conditions as the Units granted pursuant to this Agreement.  The number of additional restricted stock units to be granted shall equal (i) the product of (x) the per-share cash dividend payable with respect to each share of Common Stock on that date, multiplied by (y) the total number of Units which have not been paid or forfeited as of the record date for such dividend, divided by (ii) the Fair Market Value of one share of Common Stock on the payment date of such dividend.  The number of additional Units to be granted if the dividend is paid in the form of Common Stock shall be determined in accordance with the manner in which adjustments are determined under the Plan.
5.           Withholding Taxes.  Executive shall pay to the Company, or make provision satisfactory to the Company for payment of, any federal, state, local or foreign taxes required by law to be withheld in connection with the Award, no later than the date on which such withholding is required under applicable law.  The Company shall have no obligation to deliver shares of Common Stock until the tax withholding obligations of the Company have been satisfied by Executive.

6.           Rights as a Shareholder.  Executive shall have no rights as a stockholder with respect to any shares which may be issued in settlement of the Units until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), subject to the restrictions herein.

7.           Restrictive Covenants.

a.           Non Competition:

(i)           During the term of Executive’s employment with the Company (or one of its subsidiaries or affiliates) and for one (1) year thereafter, except in the course of Executive performing his/her job responsibilities with the Company, Executive will not directly or indirectly, in a competitive capacity, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by or under contract with (including as a director, advisor, or consultant), lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, or plan or prepare to do any of the foregoing with any business organization or entity whose products or activities compete or intend to compete with the Company in the United States or Canada on food products produced by the Company (including those of its subsidiaries and operating divisions) (“Competing Company”) at the time of termination of employment; provided however, Executive may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any entity (but without otherwise participating in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under §12(g) of the Securities Exchange Act of 1934, as amended.  For purposes of this Agreement, a business entity or organization shall be a Competing Company only if more than ten percent (10%) of its aggregate gross revenues and more than ten percent (10%) of its aggregate net income are derived from products or activities which compete or intend to compete with the Company’s food products in the United States and Canada.

(ii)           In the event Executive violates this Section 7(a), the Recipient shall pay the Company, within five (5) days of receipt by Recipient of a written demand therefore, an amount in cash equal to the amount determined by multiplying the number of shares of Common Stock issued in settlement of Units (without reduction for any shares of Common Stock delivered by Executive or withheld by the Company for taxes) by the Fair Market Value of a share of Common Stock on the date the shares of Common Stock were issued to Executive.  In the event Recipient fails to pay this amount within five (5) days of receipt of a written demand, the Company shall have the right to seek and obtain any equitable and injunctive relief (without the requirement to post a bond) that a court may determine is appropriate.  To the extent that the Company is successful in enforcing this provision, Executive shall be responsible for paying the Company’s reasonable attorney’s fees and costs.

b.           Non Solicitation/Non Hire:

        (i)           Whether for Executive’s own account or the account of any other person or entity, Executive will not (i) at any time during the Executive’s employment with the Company and for one (1) year after Executive’s employee termination of employment, directly or indirectly, solicit as an employee, independent contractor or otherwise, any person who was a salaried and bonus eligible employee of the Company at any time during the term of Executive’s employment with the Company or in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Company or any affiliate; or (ii) at any time during the Executive’s employment with the Company s and for one (1) year after Executive’s termination of employment, interfere with the Company’s relationship with any person or entity who was a customer or supplier of the Company at the time of Executive’s termination of employment.

(ii)           In the event Executive violates any provision of this Section 7(b), the Company shall have the right to take all necessary legal action to enforce this provision.  In addition to any remedies available at law, the Company shall have the right to seek and obtain any equitable and injunctive relief (without the requirement to post a bond) that a court may determine is appropriate.  To the extent that the Company is successful in enforcing this provision, Executive shall be responsible for paying the Company’s reasonable attorneys’ fees and costs.

(iii)           If Executive breaches any covenant concerning non hire or non solicitation contained herein or to which Executive is or may become a party in the future, then, in addition to and without in any way limiting the foregoing or any other remedies:

(a)           any unvested Units and any vested Units that have not settled as provided herein shall be forfeited automatically on the date Executive commits such breach;

(b)           in the event of such a breach, Executive shall pay the Company, within five (5) days of receipt by Executive of a written demand therefore, an amount in cash equal to the amount determined; and

(c)           Executive shall pay any damages in excess of the amounts paid to the Company under the foregoing.

c.           The parties acknowledge and agree that the time and other limitations contained in this Section are reasonable and necessary for the proper protection of the Company.  However, if any arbitrator or court of competent jurisdiction finds that the time period of the foregoing covenants is too lengthy or the geographic coverage and scope of the covenants is too broad, the restrictive time period shall be deemed to comprise the largest scope permissible by law under the circumstances.  Executive further acknowledges that, in the event of the termination of his employment with the Company, Executive’s skills and experience will permit him to find employment in many markets, and the limitations contained herein will not prevent him from earning a livelihood.  The period of time applicable to any covenant in this Section shall be extended by the duration of any actual or threatened violation by Executive of such covenant.

8.           Additional Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

a.           “Cause” shall mean Executive’s willful engaging in gross misconduct; provided, however, that a termination for cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of Executive, (ii) an act or omission believed by Executive in good faith to have been in or not opposed to the best interest of the Company and reasonably believed by Executive to be lawful, or (iii) the good faith conduct of Executive in connection with a Change of Control (including opposition to or support of such Change of Control).

b.           “Change of Control” shall mean when (i) a person, as defined under the securities laws of the United States, acquires all or substantially all of the assets of the Company or acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company; or (ii) the directors of the Company, immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall as a result of such business combination or proxy contest, cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.  Notwithstanding the foregoing, a Change of Control shall not include a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding shares of Common Stock being converted into or exchanged for different securities, cash, or other property, or any combination thereof.

c.           “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or, Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Ralcorp.

9.           Entire Agreement.  The Award is subject in all respects to the terms and conditions of this Agreement and the Plan.  No other communications or representations, written or oral, made prior or subsequent to this Agreement shall be deemed to amend or modify the terms of this Agreement except by an agreement in writing executed by the parties subsequent to the date of this Agreement expressly consenting to such amendment or modification.  Executive hereby waives any rights, and releases Company from any claim, based on any such prior communications or representations, if any.

10.           No Employment Rights.  This Agreement is not intended to create and should not be construed as creating a contract guaranteeing employment of any duration with the Company or its subsidiaries or affiliates.  Employment with the Company and its subsidiaries and affiliates is at will and can be terminated by Executive or the Company at any time, for any reason, with or without notice.

11.           Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.  This Agreement shall be binding upon Executive and Executive’s heirs, executors, administrators, and assigns.  Executive shall have no right to transfer or assign the right to receive the Award under this Agreement.

12.           Not Funded/Claims.

a.           Any payments or amounts due under this Agreement are unfunded obligations of the Company.  The Committee shall have the right to determine in its good faith judgment whether the Performance Target has been achieved in the event of unusual or non reoccurring items that impact the Company’s earnings per share.

b.           Executive or other person who feels he is entitled to a benefit or right provided under this Agreement, or his authorized representative, (hereinafter referred to as “Claimant”) may make a claim, i.e., a request for benefits under this Agreement, pursuant to the Committee’s procedures.

c.           The Company shall, within 90 days after its receipt of such claim, make its determination. However, if special circumstances require an extension of time for processing the claim, the Company shall furnish the Claimant, within 90 days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished, and shall provide such Claimant with its determination not later than 180 days after receipt of the Claimant’s claim.

In the event the claim is denied, the Company shall provide such Claimant a written statement of the Adverse Benefit Determination, as defined below. The notice of Adverse Benefit Determination shall be delivered or mailed to the Claimant by certified or registered mail to his last known address, which statement shall contain the following:

(i)           the specific reason or reasons for Adverse Benefit Determination;

(ii)           a reference to the specific provisions of the Agreement upon which the Adverse Benefit Determination is based;

(iii)           a description of any additional material or information that is necessary for the Claimant to perfect the claim;

(iv)           an explanation of why that material or information is necessary; and

(v)           an explanation of the review procedure provided below, including applicable time limits and a notice of a Claimant’s rights to bring a legal action under ERISA after an Adverse Benefit Determination on appeal.

(d)           Within 60 days after receipt of a notice of an Adverse Benefit Determination as provided above, if the Claimant disagrees with the Adverse Benefit Determination, the Claimant, or his authorized representative, may request, in writing, that the Committee review his claim and may request to appear before the Committee for such review.  If the Claimant does not request a review of the Adverse Benefit Determination within such 60 day period, he shall be barred and estopped from appealing the Company’s Adverse Benefit Determination.  Any appeal shall be filed with the Committee at the address prescribed by the Committee, and it shall be considered filed on the date it is received by the addressee.  In deciding any appeal, the Committee shall act in its capacity as a named fiduciary.

The Claimant shall have the rights to:

(i)           submit written comments, documents, records and other information relating to the claim for benefits;

(ii)           request, free of charge, reasonable access to, and copies of all documents, records and other information relevant to his claim for benefits.

(e)           Within 60 days after receipt by the Committee of a written application for review of a Claimant’s claim, the Committee shall notify the Claimant of its decision by delivery or by certified or registered mail to his last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Committee shall so notify the Claimant of its decision not later than 120 days after receipt of such application.

In the event the Committee’s decision on appeal is adverse to the Claimant, the Committee shall issue a written notice of an Adverse Benefit Determination on Appeal that will contain all of the following information, in a manner calculated to be understood by the Claimant:

(i)           the specific reason(s) for the Adverse Benefit Determination on Appeal;

(ii)           reference to specific Agreement provisions on which the benefit determination is based;

(iii)           a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

(f)           Notwithstanding anything herein, if a Claimant is denied a benefit because he is determined not to be disabled and he makes a claim pursuant to such denial, the provisions of this subsection shall apply.  Upon receipt of a claim, the reply period shall be forty-five (45) days.  If, prior to the end of such 45-day period, the claims reviewer determines that, due to matters beyond its control, a decision cannot be rendered, the period for making the determination may be extended for up to thirty (30) days, and the claims reviewer shall notify the Claimant, prior to the expiration of such 45-day period, of the circumstances requiring an extension and the date by which the reviewer expects to render a decision.  If, prior to the end of the first 30-day extension period, the claims reviewer determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, and the claims reviewer shall notify the Claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date by which it expects to render a decision.  In the case of any extension described in this paragraph, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues, and the Claimant shall be afforded forty-five (45) days within which to provide the specified information.  If information is requested, the period for making the benefit determination shall be tolled from the date on which notification of an extension is sent to the Claimant until the date on which the Claimant responds to the request for information.

Within one hundred eighty (180) days after receiving the written notice of an adverse disposition of the claim, the Claimant may request in writing, and shall be entitled to, a review of the benefit determination.  In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the reviewer shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment.  Such health care professional shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal nor the subordinate of any such individual.  The medical or vocational experts whose advice was obtained on behalf of the reviewer in connection with the Claimant’s adverse benefit determination will be identified to the Claimant.  If the Claimant does not request a review within one hundred eighty (180) days after receiving written notice of the original’s disposition of the claim, the Claimant shall be deemed to have accepted the original written disposition.

A decision on review shall be rendered in writing within a reasonable period of time, but ordinarily not later than forty-five (45) days after receipt of the Claimant’s request for review, unless the reviewer determines that special circumstances require an extension of time for processing the claim.  If an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) period.  In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the reviewer expects to render the determination on review.  In the event the extension is due to a Claimant’s failure to submit information necessary to decide the claim, the Claimant shall be afforded forty-five (45) days within which to provide the specified information, and the period for making the benefit determination on review shall be tolled from the date on which notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(g)           As used herein, the term “Adverse Benefit Determination” shall mean a determination that results in any of the following: the denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of the Claimant’s eligibility to participate in the Agreement.

(h)           A Claimant may bring a legal action with respect to a claim only if (i) all procedures described above have been exhausted, and (ii) the action is commenced within ninety (90) days after a decision on review is furnished.

13.           Applicable Law.   To the extent that Federal laws do not otherwise control, this Agreement and all determinations made or actions taken pursuant hereto shall be governed by the laws of the state of Missouri, without regard to the conflict of laws rules thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement, this ___ day of October, 2009.

RALCORP HOLDINGS, INC.	EXECUTIVE
By: _________________________	__________________________
Title:	[ ]